UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                  Commission File Number     333-20095
                                                        ------------------------

                             Atrium Companies, Inc.
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             (Exact name of registrant as specified in its charter)

            3890 West Northwest Highway, Suite 500, Dallas, TX 75220
                                 (214) 630-5757
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               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)


                   10 1/2% Senior Subordinated Notes due 2009
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            (Title of each class of securities covered by this Form)

                                      None
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              (Titles of all other classes of securities for which
                  a duty to file reports under section 13(a) or
                                 15(d) remains)

        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)       [ ]  Rule 12h-3(b)(1)(i)    [x]
            Rule 12g-4(a)(1)(ii)      [ ]  Rule 12h-3(b)(1)(ii)   [ ]
            Rule 12g-4(a)(2)(i)       [ ]  Rule 12h-3(b)(2)(i)    [ ]
            Rule 12g-4(a)(2)(ii)      [ ]  Rule 12h-3(b)(2)(ii)   [ ]
                                           Rule 15d-6             [ ]


        Approximate number of holders of record as of the certification or
notice date:   0
            -------


        Pursuant to the requirements of the Securities Exchange Act of 1934, Atrium Companies, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:      January 28, 2004            By:/s/ Eric W. Long
     ------------------------------       --------------------------------------
                                          Name:  Eric W. Long
                                          Title: Executive Vice President and
                                                 Chief Financial Officer
                                                 (Principal Financial and
                                                 Accounting Officer)